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                                                                    Exhibit 99.1

                      Press Release, dated March 18, 1998.



                    OXIS International Launches New Company
                     to Address Wellness Diagnostics Market

        Company Leverages Oxidative-Stress Testing Expertise to Grow its
                    Diagnostics Products in Emerging Market


          PORTLAND, Ore. -- (Business Wire) -- March 18, 1998--OXIS International Inc. (NASDAQ:OXIS) (Nouveau Marche:OXIS) today announced that it has launched a new operating company, OXIS Health Products Inc. complementing its existing core therapeutics operations, now named OXIS Therapeutics Inc.

               OXIS International Inc. will operate as the publicly traded parent company, managing the two subsidiary operations.

          Ray R. Rogers, chairman of the board, has been named chairman and chief executive officer of OXIS International Inc. Humberto V. Reyes, who joined OXIS in 1997 as senior vice president to build the new operation's business plan, has been named president of the newly formed OXIS Health Products Inc. Timothy C. Rodell, M.D., who joined the company in 1996 as chief operating officer for OXIS International Inc. and president of the company's French subsidiary, has been named president of OXIS Therapeutics Inc.

          "Starting in 1998, OXIS will strategically focus its future diagnostics development activities in the area of wellness diagnostics, with a specific emphasis on measuring markers of oxidative damage and nutritional supplements," stated Reyes.

          In December 1997, the company acquired Innovative Medical Systems Corp. (Philadelphia, Pa.), which now operates as OXIS Instruments. The products marketed by the company's Health Products subsidiary, including the business of Innovative Medical Systems Corp., produced approximately $7 million in revenue in 1997. Through this acquisition and existing OXIS technology associated with free radicals and reactive oxygen species (ROS), the company is developing an instrument system to support its wellness diagnostics for placement in alternative medical practices, physicians' offices and clinical laboratories. The company plans to introduce its wellness system to the marketplace in the second half of 1998. This strategy, plus revenues from existing products, represents the basis for the Health Products 1998 revenue goal of $10 million.

          OXIS Therapeutics Inc. will continue to pursue the discovery and development of novel therapeutics to treat diseases associated with oxidative damage from free radicals and ROS. The company has begun testing its lead molecule from a series of mimics of the natural antioxidant enzyme, glutathione peroxidase, in a Phase II trial for inflammatory bowel disease.

          "We believe that oxidative stress is a basic disease mechanism and that our three families of therapeutics will be applicable to the treatment of a wide range of acute and chronic diseases," said Dr. Rodell.

          Dr. Anna D. Barker has announced her plans to resign as the president and chief

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executive officer of OXIS International Inc. effective today. "Dr. Rodell was recruited to OXIS as part of a planned transition to accelerate the progress of the therapeutic and clinical programs," said Dr. Barker. "I am proud to have been associated with OXIS during its formative years."

          Dr. Barker will remain as an advisor to the company in therapeutics discovery and development and diagnostics and, at this time, will continue as a member of the board of directors of OXIS International, Inc. She plans to pursue her long-time philanthropic and business interests in the areas of cancer detection, treatment and prevention.

          "The new OXIS organization is designed to facilitate the growth of the company's diagnostics products in the area of wellness and to further OXIS' therapeutics discovery and development", stated Rogers.

          OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules, diagnostic products and supportive technologies to diagnose, treat and prevent diseases associated with damage from free radicals and reactive oxygen species. Through its catalog, the company also offers assays, spin traps, antioxidants and fine chemicals to basic and clinical researchers working in the oxidative stress area.

          Certain of the statements contained in this press release are forward-looking statements, including statements concerning revenue goals, potential growth and the development of an instrument and therapeutic drug molecules which involve a number of uncertainties, including the company's ability to raise necessary working capital and to further advance its products. The events described herein may not occur in a timely manner, or at all. Accordingly, the company's future activities may differ materially from those projected in the forward-looking statements.

          OXIS has headquarters in Portland, Oregon, with research facilities outside Paris, France. Visit OXIS International on the World Wide Web at http://www.oxis.com


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               CONTACT: KVO, Inc.
                        Will Anderson, 503/221-2351
                        will-anderson@kvo.com
                        http://www.kvo.com

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